URANIUM 308 CORP.

2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: URCO - OTCBB

July 30, 2008

NEWS RELEASE

InvestSource Initiates Coverage of Uranium 308 Corporation

Uranium 308 Corp. (OTCBB: URCO) (The "Company") is pleased to announce that Investsource, Inc. , a multimedia & investor relations firm specializing in bringing small- and micro-cap companies to the attention of the broader public, has added the Uranium 308 Corp. (OTCBB: URCO) to its rapidly growing "InvestSource Index" of publicly traded securities.

Uranium 308 Corporation is the latest in a line of companies to recognize the potential benefits of placement in the InvestSource Index, a robust and feature-rich platform that incorporates the latest communications tools to create the most interactive environment for issuers and investors to interact, research, and communicate. A full profile of Uranium 308 Corp., including expanded company description, trading charts, and market highlights, is now available on the InvestSource website at: www.investsourceinc.com.

About Uranium 308 Corp.:

Uranium 308 Corp. is a mineral exploration and development company engaged in the acquisition, exploration and development of large scale low-cost, high-value properties internationally. Uranium 308 Corp.'s current primary focus is uranium exploration in Mongolia. For more information, visit the company website at: www.uranium308corp.com.

About InvestSource, Inc. (ISI):

ISI has recently unveiled its new InvestSource Index of small- and micro-cap companies, incorporating the most versatile set of communications tools available into one single comprehensive platform. The InvestSource Index collates company profiles, including expanded company descriptions, Level II charts, and market highlights, along with RSS feeds, SMS alert messaging, multimedia content, Company Q & A, and other exciting features to provide the most efficient link possible between issuer and public. InvestSource, Inc. believes that there are hosts of undervalued companies that don't get the exposure they deserve, and because of their size, have been overlooked by the larger marketing companies. Many of them have solid business plans, work in potentially highly lucrative niche markets, and have superb growth potential. It is the mission of ISI to empower these companies to reap fully all of the benefits of public exposure. For more information visit the corporate website at www.investsourceinc.com.

FORWARD LOOKING STATEMENTS:

This news release may include "forward-looking statements" regarding Uranium 308 Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Uranium 308 Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Uranium 308 Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.

Contact:

Uranium 308 Corp.
Investor Relations
1-866-892-5232
Website: www.uranium308corp.com